               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    BUSH BOAKE ALLEN INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)

 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

          .......................................................

[Logo]

                             BUSH BOAKE ALLEN INC.
                               7 MERCEDES DRIVE,
                             MONTVALE, N. J. 07645

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 7, 1997
                            ------------------------
     The Annual Meeting of Stockholders of Bush Boake Allen Inc. will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, on Wednesday, May 7, 1997, at 11:00 A.M., to consider and act upon the following:

          (1) The election of a Board of Directors for the ensuing year;

          (2) The ratification of the appointment by the Board of Directors of Price Waterhouse LLP as independent accountants for the year 1997; and

          (3) Such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on March 17, 1997 are entitled to notice of, and to vote at, the meeting.

     Your attention is directed to the accompanying proxy statement.

                                                 DENNIS M. MEANY
                                                 Secretary

Montvale, New Jersey
March 22, 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO UNITED STATES POSTAGE. THE PROXY IS REVOCABLE AND YOU MAY VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING AND WISH TO DO SO.

                             BUSH BOAKE ALLEN INC.
                                7 MERCEDES DRIVE
                              MONTVALE, N.J. 07645

                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

                    ANNUAL MEETING OF STOCKHOLDERS FOR 1997

     The accompanying proxy is solicited by the Board of Directors of Bush Boake Allen Inc. ('BBA' or the 'Company') for use at the Annual Meeting of Stockholders to be held on Wednesday, May 7, 1997, and any adjournment thereof. Notice of Annual Meeting, proxy statement and proxy are being mailed to all stockholders on or about March 22, 1997. Proxies in the accompanying form which are properly executed will be voted and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification. If a choice is not specified on such proxies, the shares will be voted in accordance with the recommendations of the Board of Directors as set forth on the accompanying proxy. Abstentions are counted for quorum purposes, but such a vote will not affect the determination of whether more votes have been cast in favor of a proposal than have been cast against it. A proxy may be revoked by the person giving it at any time before its exercise.

     The Board of Directors has fixed the close of business on March 17, 1997, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting. On March 1, 1997, there were 19,222,200 shares of common stock of the Company outstanding. Each share is entitled to one vote on each matter presented for a vote at the annual meeting.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Seven directors are to be elected to serve until the next annual meeting of stockholders and until their successors shall have been duly elected. The nominees will be elected if they receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting if a quorum (a majority of the votes entitled to be cast) is present in person or by proxy. An abstention is counted for quorum purposes, but is not a vote cast. All of the nominees listed below are currently members of the Board of Directors and were elected by the stockholders at the last annual meeting.

     Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for a substitute nominee or nominees designated by the Board of Directors, or, if no substitute nominee or nominees are selected by the Board of Directors by the date of the annual meeting, an appropriate candidate or candidates will be selected and appointed to fill the vacancy and to then serve until the next stockholders' meeting. The Board of Directors has no reason to believe that any of the nominees listed will not be available for election as a director.

     The names of the directors and nominees, their ages, their principal occupations during at least the past five years, other directorships held and certain other biographical information are set forth below.

     PETER L. ACTON, 50, has been a Director of the Company since November 1994. He is Vice President and General Manager of the Chemical Products Division of Union Camp Corporation (a manufacturer of paper, paperboard, packaging, and wood and chemical products) ('Union Camp'). Prior to December 1995, Mr. Acton was General Manager of the Chemical Products Division of Union Camp.

     JULIAN W. BOYDEN, 52, has been a Director, President and Chief Executive Officer of the Company since February 1994 and Chairman of the Board of the Company since January 1, 1997. Prior to February 1994, Mr. Boyden was a Vice President of Union Camp since January 1991 and the General Manager of the Company since January 1989. Mr. Boyden has been associated with the Company since 1968.

     THOMAS R. CRANE, JR., 56, has been a Director of the Company since June 1994 and is Chairman of the Audit Committee and a member of the Compensation Committee. Since January 1, 1987, Mr. Crane has been a Director, President and Chief Executive Officer of Castrol North America Holdings Inc. (a manufacturer and marketer of motor oil and other lubricants) and is also a Director of various affiliates of Castrol North America.

     L. ROBERT PFUND, 60, has been a Director of the Company since July 1995 and is a member of the Audit Committee and the Compensation Committee. Mr. Pfund retired in 1993 from the position of Corporate Group Vice President of Avon Products, Inc. (a manufacturer and marketer of fragrances and cosmetics), which position he held since 1990. Mr. Pfund is also a Director of Techart, Inc.

     JAMES M. REED, 64, has been a Director and Vice Chairman of the Board of the Company since February 1994. He has been the Vice Chairman of the Board and the Chief Financial Officer of Union Camp since April 1993. Prior to that, Mr. Reed was an Executive Vice President and the Chief Financial Officer of Union Camp. Mr. Reed is also a Director of Union Camp, Martin Marietta Materials, Inc., Savannah Foods & Industries, Inc., and the Bulgarian-American Enterprise Fund, Inc.

     GEORGE J. SELLA, JR., 68, has been a Director of the Company since February 1994 and is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Sella retired in March 1993 from the positions of Chairman of the Board and Chief Executive Officer of American Cyanamid Company (a research-based biotechnology company), which positions he held since January 1991. Mr. Sella is a Director of The Equitable Life Assurance Society of the United States, The Equitable Companies Incorporated and Union Camp.

     WILLIAM H. TRICE, 63, has been a Director of the Company since February 1994 and was Chairman of the Board of Directors of the Company from that time until December 31, 1996. Mr. Trice was Executive Vice President of Union Camp from 1985 until his retirement from active employment on December 31, 1996.

                       BOARD OF DIRECTORS AND COMMITTEES

     In 1996, the Board of Directors held five meetings. Directors are reimbursed for their expenses associated with each meeting attended. The directors who are not officers or employees of the Company or Union Camp received as compensation for their services in 1996 an annual retainer of $15,000 and fees of $1,000 for each Board meeting and $400 for each Committee meeting attended. On February 18, 1997, in response to the report of an independent compensation consultant which found compensation to eligible Board members to be below competitive levels, the Board of Directors prospectively increased Committee meeting fees to $750 and instituted an annual Committee chairperson retainer of $1,000. Directors who are officers or employees of the Company or Union Camp do not receive any additional compensation by reason of their membership on, or attendance at meetings of, the Board.

     The Board of Directors has appointed an Audit Committee and a Compensation Committee, which are composed entirely of directors who are not officers or employees of the Company or Union Camp.

     The Audit Committee held two meetings during 1996. Generally, the Audit Committee (i) recommends to the Board of Directors the independent accountants to be appointed for the Company, (ii) meets with the independent accountants, the chief internal auditor and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent accountants, (iii) reviews and reports on the results of such audits to the Board of Directors and (iv) submits to the Board of Directors its recommendations relating to financial reporting and accounting practices and policies and financial accounting and operating controls.

     The Compensation Committee held three meetings during 1996. Generally, the Compensation Committee (i) reviews the compensation plans and sets the compensation for executive officers of the Company, (ii) awards incentive compensation and bonuses to executive officers of the Company and (iii) administers the Company's stock option and stock award plan and awards options, restricted stock, stock appreciation rights and bonuses payable in stock.

     The Company's bylaws provide that any stockholder who wishes to nominate any person for election as a director at the annual meeting must give the Company's Secretary written notice of such intent at least sixty (60) days in advance of the date established in the bylaws as the day of the annual meeting (the first Wednesday in May of each year). Such notice must contain the information required by the bylaws including information regarding such person to be nominated as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the person been nominated by the Board of Directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the  knowledge of  the Company,  and based  on a  review of  filings  on
Schedule 13G and Schedule 13D in February 1997 with the Securities and Exchange Commission, no person or group owned beneficially more than five percent of the outstanding Common Stock of the Company except:

                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL      PERCENT OF
TITLE OF CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP(1)         CLASS
---------------    -------------------------------------    -----------------    ----------

    Common         Union Camp Corporation(2)                    13,150,000           68.4
                     1600 Valley Road
                     Wayne, N.J. 07470

------------

(1) As used in this proxy statement, 'beneficially owned' or words of similar import mean the sole or shared power to direct the voting of a security or the sole or shared power to direct the disposition of a security.

(2) Union Camp owns these shares through its wholly-owned subsidiary, Union Camp Patent Holdings, Inc.

                        SECURITY OWNERSHIP OF MANAGEMENT
                            AS OF DECEMBER 25, 1996

                                                                   AMOUNT AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP
                                                               ----------------------------
                                                                   BBA             UCC         PERCENT OF
                  NAME OF BENEFICIAL OWNER                     COMMON(1)(2)    COMMON(3)(4)      CLASS
------------------------------------------------------------   ------------    ------------    ----------

Peter L. Acton..............................................        1,100          18,000           *
Julian W. Boyden............................................       29,000          19,190           *
Fred W. Brown, Jr. .........................................       17,150           3,762           *
Thomas R. Crane, Jr. .......................................        2,500               0           *
James H. Dunsdon............................................       12,000           8,300           *
P. C. Mathew................................................       16,000           8,800           *
L. Robert Pfund.............................................        1,500               0           *
James M. Reed...............................................        5,000         125,486           *
George J. Sella, Jr. .......................................        3,500           2,221           *
Peter A. Thorburn...........................................       12,800           7,245           *
William H. Trice............................................       10,000         108,577           *
Directors & Executive Officers as a Group (19 Persons)......      167,750         333,834           *

------------

* Less than one percent of the BBA common shares outstanding and less than one percent of the UCC Common shares outstanding.

(1) BBA common stock.

(2) The shares shown as beneficially owned include the number of shares of BBA common stock that directors and executive officers had the right to acquire within 60 days after December 25, 1996 pursuant to unexercised options under BBA stock options plans as follows: 24,000 shares for Mr.

                                              (footnotes continued on next page)

(footnotes continued from previous page)
    Boyden, 16,000 shares for Mr. Brown, 12,000 shares for Mr. Dunsdon, 12,000 shares for Mr. Mathew, 12,000 for Mr. Thorburn and 129,400 for all directors and executive officers as a group (19 persons).

(3) Union Camp common stock.

(4) The shares shown as beneficially owned include the number of shares of UCC common stock that directors and executive officers had the right to acquire within 60 days after December 25, 1996 pursuant to unexercised options under Union Camp stock option plans as follows: 18,000 shares for Mr. Acton, 19,190 shares for Mr. Boyden, 2,950 shares for Mr. Brown, 8,300 shares for Mr. Dunsdon, 8,800 shares for Mr. Mathew, 89,119 shares for Mr. Reed, 7,200 shares for Mr. Thorburn, 78,729 shares for Mr. Trice and 256,638 for all directors and executive officers as a group (19 persons). The shares shown include restricted stock held by directors which becomes free of restrictions on sale over a period of five years from the date of grant as follows: 7,555 shares for Mr. Reed and 6,779 shares for Mr. Trice.

                             EXECUTIVE COMPENSATION

     The following table shows information with respect to the annual and long-term compensation for services in all capacities to the Company and its subsidiaries during the Company's initial fiscal year which ended December 25, 1994, December 25, 1995 and 1996, paid or accrued to the chief executive officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                ANNUAL COMPENSATION                ----------------
                                    -------------------------------------------         AWARDS
                                                                   OTHER ANNUAL    ----------------    ALL OTHER
                                                                   COMPENSATION      OPTIONS/SARS     COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     SALARY($)  BONUS($)      ($)(4)       (# OF SHARES)(5)      ($)(6)
----------------------------------  ----     --------   --------   ------------    ----------------   ------------

Julian W. Boyden .................  1996     $380,000   $205,399            0                 0         $ 17,100
  President and Chief Executive     1995      350,000    214,083            0             3,076           12,614
  Officer                           1994(1)   234,532    174,611            0            60,000            1,186
P. C. Mathew .....................  1996      220,000     88,901     $ 64,004                 0            9,900
  Vice President, Aroma and         1995(2)   137,772    106,266       81,716                 0            1,406
  Terpene Chemicals                 1994(1)   131,750     47,038       75,396            30,000            1,186
Peter A. Thorburn ................  1996      211,000     84,033            0                 0            9,495
  Vice President, Chemical Sales    1995(2)   184,604    102,909            0                 0            4,784
                                    1994(1)   128,650     50,003            0            30,000            1,186
James H. Dunsdon .................  1996(3)   185,554     57,971            0                 0            1,749
  Executive Vice President          1995(2)   146,280     73,889            0                 0            1,534
                                    1994(1)   122,400     47,413            0            30,000            1,106
Fred W. Brown, Jr. ...............  1996      175,000     68,892            0                 0            7,875
  Vice President and Chief          1995      153,750     82,790            0                 0            4,613
  Financial Officer                 1994      103,270     74,545       31,250            25,000            3,259

------------

(1) Compensation was converted into U.S. dollars from pounds sterling at a rate of U.S. $1.53/`L'.

(2) Compensation was converted into U.S. dollars from pounds sterling at a rate of U.S. $1.59/`L'.

(3) Compensation was converted into U.S. dollars from pounds sterling at a rate of U.S. $1.56/`L'.

(4) Other annual compensation consists of housing and education allowances. During 1996 the Company provided $64,004 for tax equalization in connection with the forgiveness of an educational loan due to the relocation of Mr. Mathew from the U.K. to the U.S.

(5) 1994 option awards constituted a grant for the years 1994, 1995 and 1996. See section entitled '1994 Stock Option and Stock Award Plan' in the Report of the Compensation Committee on Executive Compensation (below).

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(6) The compensation reported represents (i) Company contributions for a medical plan, (ii) Company contributions under the Union Camp Salaried Employees Savings and Investment Plan in 1994 and through June 30, 1996 and, thereafter, under its replacement, the Bush Boake Allen Inc. Employees Savings and Investment Plan, (iii) amounts imputed or credited to the named executive officer for premiums paid for group life insurance. The Company contribution during 1996 for the medical plan was $1,749 for Mr. Dunsdon. The Company contributions during 1996 pursuant to the Employee Savings and Investment Plans were as follows: $17,100 for Mr. Boyden, $7,875 for Mr. Brown, $9,900 for Mr. Mathew and $9,495 for Mr. Thorburn.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

     The following two tables summarize option grants to, and exercises by, the executive officers named in the Summary Compensation Table during 1996 and the value of the options held by them as of December 25, 1996. No stock appreciation rights were granted in 1996.

                           OPTION/SAR GRANTS IN 1996

                                                                                                       POTENTIAL
                                       INDIVIDUAL GRANTS                                            REALIZABLE VALUE
-----------------------------------------------------------------------------------------------    AT ASSUMED ANNUAL
                                                           % OF TOTAL                                    RATES
                                            NUMBER OF       OPTIONS/                                 OF STOCK PRICE
                                            SECURITIES        SARS       EXERCISE                     APPRECIATION
                                            UNDERLYING     GRANTED TO    OF BASE                    FOR OPTION TERM
                                           OPTIONS/SARS    EMPLOYEES      PRICE      EXPIRATION    ------------------
                  NAME                      GRANTED(#)      IN 1996       ($/SH)        DATE         5%         10%
----------------------------------------  ---------------  ----------    --------    ----------    -------    -------
                                               (1)
Julian W. Boyden........................      0              --            --           --           --         --
P. C. Mathew............................      0              --            --           --           --         --
Peter A. Thorburn.......................      0              --            --           --           --         --
James H. Dunsdon........................      0              --            --           --           --         --
Fred W. Brown, Jr.......................      0              --            --           --           --         --

------------

(1) Each of the listed individuals received a three year option grant in 1994. See section entitled '1994 Stock Option and Stock Award Plan' in the Report of the Compensation Committee on Executive Compensation (below).

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                    VALUE            OPTIONS/SARS AT            OPTIONS /SARS AT FISCAL
                                SHARES ACQUIRED    REALIZED        FISCAL YEAR-END (#)                YEAR-END ($)
            NAME                ON EXERCISE (#)      ($)        EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
-----------------------------   ---------------    --------    ---------------------------    ----------------------------

Julian W. Boyden.............          0               0              24,000/39,076                 $249,000/$373,500
James H. Dunsdon.............          0               0              12,000/18,000                  124,500/ 186,750
P. C. Mathew.................          0               0              12,000/18,000                  124,500/ 186,750
Peter A. Thorburn............          0               0              12,000/18,000                  124,500/ 186,750
Fred W. Brown, Jr............          0               0              16,000/ 9,000                   97,875/  93,375

------------

(1) Value is the difference between the market value of the Company's common stock on December 25, 1996, i.e., $26.375 per share, and the exercise price.

                                 REPORT OF THE
                             COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

THE COMMITTEE'S FUNCTION

     The Compensation Committee (the 'Committee') is composed entirely of independent, non-employee directors. The Committee reviews and approves each element of the Company's executive compensation program and assesses the effectiveness of the program as a whole. The Committee approves the salaries of the Company's Chief Executive Officer (the 'CEO') and its other executive officers, makes awards to the CEO and other executive officers under the Bush Boake Allen Annual Executive Incentive Plan (the 'Annual Incentive Plan') and grants stock options under the 1994 Stock Option and Stock Award Plan (the 'Stock Option Plan').

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     The executive compensation program is designed to: (a) attract, retain and motivate talented executives to work on behalf of stockholders, the Company's employees, customers and the communities within which the Company operates; (b) provide compensation at levels that are competitive with those provided in the various markets where BBA competes for executive resources; (c) place a significant portion of executive pay at risk; and (d) recognize and reward exceptional individual accomplishments. The Company's CEO participates in the same programs and receives compensation based on the same factors as the other executive officers.

     The Committee considered soon after it was formed the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which was enacted in 1993. Under this provision, beginning in 1994 a publicly held corporation is not permitted to deduct compensation in excess of one million dollars per year paid to the CEO and the other executive officers named in the proxy statement except to the extent the compensation was paid under compensation plans meeting tax code requirements to be considered performance-based. The Committee noted that compensation paid in 1996 to its CEO and other named executive officers was fully deductible. The Committee determined that, in reviewing the design of and administering the executive compensation program, the Committee will attempt to preserve the Company's tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company's compensation program.

     The Committee also seeks an appropriate balance among program objectives. Particular attention is paid to the two key objectives discussed below.

PROVIDING COMPETITIVE LEVELS OF COMPENSATION

     The Committee intends to provide the Company's CEO and its executives with total compensation that, at targeted levels of performance, according to an independent compensation consultant, is competitive with the average total compensation earned by executives who hold comparable positions or have similar qualifications in the flavor and fragrance and the aroma chemical industry and within general industry for companies of comparable size. Those companies include some of the companies which were selected on the basis of the business set forth in the Performance Graph below, but they also include companies in other businesses (regressed to comparable size) because competition for executives extends beyond the Company's current lines of business. To determine average competitive levels of base salary and target incentive compensation, the Committee regularly reviews information drawn from various sources, including proxy statements and industry surveys which are presented by an independent compensation consultant. The Committee then examines specific salary and target incentive recommendations for BBA's CEO and other executive officers, considering each position's relative content, accountability, scope of responsibility as well as the individual's performance and experience. While the targeted value of an executive's total compensation is generally set at average competitive levels, a large portion of an executive's compensation is at risk and will exceed or fall below the targeted levels depending on actual performance measured against predetermined objectives.

ENSURING THAT INCENTIVE COMPENSATION VARIES WITH PERFORMANCE

     BBA's Annual Incentive Plan is designed to ensure that incentive compensation is predictable with the financial and strategic performance of the Company and/or its business units as measured against predetermined objectives which are approved annually by the Committee.

OVERVIEW OF EXECUTIVE COMPENSATION AND 1996 ACTIONS

     The Company's executive compensation program for its CEO and its executive officers including the four most highly compensated executive officers shown in the Summary Compensation Table (the 'named executive officers') has three principal elements: base salary, the Annual Incentive Plan and the Stock Option Plan. Following is an overview of each program element and actions taken in 1996.

BASE SALARY

     Base salaries are intended to be externally competitive and internally equitable. They reflect an individual's sustained performance and length of time in the position. Base salary levels are adjusted periodically based on an individual's performance and the external market. Base salaries are annually targeted at average base salary levels for similar positions in the flavor and fragrance and aroma chemical industry and within general industry for companies of comparable size. Base salaries may be less than or exceed the targeted averages if warranted by sustained performance.

     1996 Action: The base salary for executive officers for 1996 was considered and established by the Committee at its December 5, 1995 meeting. Recommendations for the 1996 base salaries for the executive officers other than the CEO were made by the CEO to the Committee based on his evaluation of the 1995 performance of each such officer in his current position. The base salary for the CEO for 1996 was recommended by the Chairman of the Board of Directors based on his evaluation of the CEO's performance as chief executive officer in 1995. The recommended base salaries for both the CEO and the other executive officers were also based on the salaries paid to other chief executive officers and executive officers at other companies as described under this caption 'Base Salary' as well as differing pay scales in different areas of the world. This data was presented by and discussed with an independent compensation consultant at the December 5, 1995 Committee meeting.

BUSH BOAKE ALLEN ANNUAL EXECUTIVE INCENTIVE PLAN

     The amount of the incentive targeted for the CEO and the Company's executive officers including the named executive officers under the Annual Incentive Plan is the average competitive annual incentive recommended by an independent consultant based on the average annual incentive compensation paid to individuals in comparable positions by the comparable group referred to under the caption 'Providing competitive levels of compensation'. The incentive targeted is based on (i) the Company and/or key business units achieving their annual financial plan and (ii) the CEO and the named executive officers achieving predetermined operating or strategic goals that are established as part of the Company's annual planning and budgetary process. At the beginning of each year the Committee will review the operating or strategic goals established for the CEO and the named executive officers and the financial performance measures for the Company and its key business units.

     Executives' awards are tied to the financial performance measures most appropriate to their responsibilities. To reinforce the need for teamwork and focus attention on overall corporate objectives, all participants have a portion of their award tied to the financial performance measures for the Company as a whole. While the portion of the award based on financial performance measures for Mr. Boyden and Mr. Brown is determined solely by corporate earnings results, the other named executive officers have a portion of their awards based on financial performance measures linked to the performance of the key business units for which they are responsible.

     1996 Action: Incentive compensation for 1996 performance by the CEO and the Company's executive officers was awarded by the Committee in early 1997. The award process began in early 1996 when the Committee established financial performance measures for the CEO and executive officers. Since the Company's 1996 earnings results were less than the Company financial performance measure established, the portion of the targeted incentive based on Company financial performance measures was decreased. The earnings results of the key business units varied against the financial measures established. The executive officers responsible for these key business units had their targeted incentives adjusted accordingly.

     In addition, at the beginning of 1996, a number of specific operational and strategic goals were established and approved by the Committee. These goals were weighted and the CEO and the executive officers had to accomplish them in order to receive the targeted awards after those targeted awards were adjusted for achievement of the financial performance measure. The Committee regards the specific operational and strategic goals as competitively sensitive information. Since the CEO and named executive officers met some but not all of these goals, the Committee approved further adjustments of their incentives in accordance with each's performance.

1994 STOCK OPTION AND STOCK AWARD PLAN

     Stock options are the final element of the Company's compensation for its CEO and executive officers. The primary objective of issuing stock options is to encourage the CEO and the officers of the Company to maintain an equity interest in the Company and provide financial incentives linked to the future performance of the Company's common stock.

     1996 Action: The starting point for the determination of stock option awards for the CEO and the executive officers is the average competitive total compensation for comparable positions recommended by the independent compensation consultant (as discussed under the caption 'Providing competitive levels of compensation'). The full Board approved initial three year grants of 1994 stock options based on the recommendation of the independent consultant. These grants were determined by offsetting the average competitive total compensation reported by the consultant, by the CEO's and executive officers' base salaries and the Annual Incentive Plan target awards. For this calculation, the expected present value of the stock option grants was determined by the independent consultant using a version of the Black-Scholes formula. The Committee expects to use the same methodology each year it grants options and does not consider the amount of stock options previously awarded in determining the size of a grant of stock options under the Stock Option Plan. In 1996 there were no grants to the CEO and the named executive officers due to the aforementioned three year grant.

SUMMARY

     The Company's emphasis on variable pay and the compensation programs' direct link to both short and long-term financial performance, as well as stock performance, tie executive pay to critical measures of corporate performance.

George J. Sella, Jr.
Thomas R. Crane, Jr.
L. Robert Pfund

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return of BBA common stock, the S & P 500 Composite -- 500 Stock Index and an index of a peer group, for the period of approximately thirty-one and one-half months beginning on May 12, 1994, the date BBA common stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended, and ending on December 25, 1996, the end of the Company's fiscal year (assuming that the value of the investment in BBA common stock and each index was $100 on May 12, 1994 and that all dividends were reinvested). The peer group index is comprised of the following companies: Alberto-Culver Company, Avon Products, Inc., Block Drug Company, Inc., Borden Inc. (from May 12, 1994 -- December 25, 1994, when it ceased to trade publicly), Church & Dwight Inc., Crompton & Knowles Corp., Ecolab Inc., Ethyl Corporation, Helene Curtis Industries, Inc. (from May 12, 1994 -- December 25, 1995, when it ceased to trade publicly), Hershey Foods Corp., International Flavors & Fragrances Inc., McCormick & Company, Inc., Morton International, Inc., NCH Corporation, Nalco Chemical Company, The Quaker Oats Company, Ralston Purina Company, Tambrands Inc., Wm. Wrigley Jr. Company and W. R. Grace & Company. The performance of the peer group is weighted based on market capitalization.

                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                        PERIOD ENDING DECEMBER 25, 1996



                              [PERFORMANCE GRAPH]


                         May 12, 1994   Dec. 25, 1994   Dec. 25, 1995   Dec. 25, 1996
Bush Boake Allen           100.00          158.59          171.88          164.84
S&P 500                    100.00          105.16          143.65          180.27
Peer Group                 100.00          101.75          132.98          159.86



                                RETIREMENT PLANS

     Mr. Boyden and the other named executives except for Mr. Brown participate in the BBA Pension Scheme and the BBA Executive Pension Scheme in the United Kingdom. As of December 25, 1996, the years of service credited under the BBA Pension Scheme and the BBA Executive Pension Scheme, respectively, were 26 and 16 for Mr. Boyden, 27 and 7 for Mr. Dunsdon, 14 and 14 for Mr. Thorburn and 11 and 11 for Mr. Mathew.

     Both Schemes are defined benefit arrangements, funded solely by company contributions, and are exempt approved under the United Kingdom Corporation Taxes Act 1988. Membership in the BBA Executive Pension Scheme is limited to participants in the BBA Pension Scheme who attain a pre-determined employment grade based primarily on the level of job responsibility. Executive Pension Scheme participants are Mr. Boyden and the other named executives except Mr. Brown and four other executives resident in the United Kingdom.

     The calculation of benefits under both Schemes is directly linked to periods of membership in each and final average compensation. Final average compensation is determined by dividing by three the sum of all compensation, including base salary, bonuses, taxable benefits in kind and any vacation payments,  received  by  the  member  during  the  36  consecutive  most  highly compensated months of the 120 months preceding retirement (the 'Final Pensionable Salary').

     The amount of benefit provided for participating members is the sum of: (i) 1.6667% of the Final Pensionable Salary times the number of years of pensionable service in the BBA Pension Scheme plus (ii) 0.55% of Final Pensionable Salary times the number of years of pensionable service in the Executive Pension Scheme, subject to the sum of the benefits payable not exceeding limits imposed by U.K. Inland Revenue regulations which limits are reflected in the following tables.

     The first of the following tables shows the approximate pension payable under the BBA Pension Scheme and the second table shows the approximate pension payable under the BBA Executive Pension Scheme, in each case assuming retirement at age 65 and Final Pensionable Salary and years of service in the classifications indicated.

                               BBA PENSION SCHEME
                      APPROXIMATE ANNUAL PENSION AT AGE 65

                                                                YEARS OF SERVICE
                                            --------------------------------------------------------
        FINAL PENSIONABLE SALARY               15          20          25          30          35
-----------------------------------------   --------    --------    --------    --------    --------

$100,000.................................   $ 25,000    $ 33,300    $ 41,700    $ 50,000    $ 58,300
 200,000.................................     50,000      66,700      83,300     100,000     116,700
 300,000.................................     75,000     100,000     125,000     150,000     175,000
 400,000.................................    100,000     133,300     166,700     200,000     233,300
 500,000.................................    125,000     166,700     208,300     250,000     291,700
 600,000.................................    150,000     200,000     250,000     300,000     350,000

                          BBA EXECUTIVE PENSION SCHEME
                      APPROXIMATE ANNUAL PENSION AT AGE 65

                                                                     YEARS OF SERVICE
                                                   ----------------------------------------------------
            FINAL PENSIONABLE SALARY                 15         20         25          30         35
------------------------------------------------   -------    -------    -------    --------    -------

$100,000........................................   $ 8,300    $11,100    $13,900    $ 16,700    $ 8,400
 200,000........................................    16,700     22,200     27,800      33,300     16,600
 300,000........................................    25,000     33,300     41,700      50,000     25,000
 400,000........................................    33,300     44,500     55,500      66,700     33,400
 500,000........................................    41,600     55,500     69,500      83,300     41,600
 600,000........................................    50,000     66,600     83,300     100,000     50,000

     The calculation of the amounts shown above assumes that the employees remain in the service of the Company until age 65 and that the pension schemes continue in their present form. The employee receives the benefit shown for life and a surviving spouse receives a benefit of fifty percent of such amount for life following the employee's death after retirement.

     The Pension Plan for Eligible Employees of BBA in the United States (the 'Retirement Plan') in which Messrs. Boyden, Brown, Mathew and Thorburn participate is a defined benefit plan and is funded solely by Company contributions. The calculation of benefits under the Retirement Plan is based upon final average earnings. Final average earnings are determined by dividing by five the sum of all compensation, including base salary, bonuses, taxable benefits in kind and any vacation payments, received by the member during the 60 consecutive most highly compensated months of the 120 months preceding retirement (the 'Final Average Earnings'). The amount of the retirement benefit provided to a participating employee under the Retirement Plan equals the product of the sum of 1.05% of the participating employee's Final Average Earnings plus .45% of those Final Average Earnings in excess of the average applicable Social Security wage base at the date of retirement, multiplied by the number of years of credited service of the employee with the Company. Benefits under the Retirement Plan are not subject to any deduction for Social Security benefits or other offset amounts. To the extent that retirement benefits payable exceed limitations imposed by the Internal Revenue Code of 1986, as amended (the 'Code'), with respect to payments from tax qualified trusts, such excess amounts will not be paid from a qualified trust fund, but will be paid by the Company on an unfunded basis out of its general assets.

     The following table shows the approximate annual pension payable under the Retirement Plan to Messrs. Boyden, Brown, Mathew and Thorburn assuming retirement at age 65 and Final Average Earnings and years of service in the classifications indicated.

                              BBA RETIREMENT PLAN
                      APPROXIMATE ANNUAL PENSION AT AGE 65

                                                     YEARS OF SERVICE
   FINAL AVERAGE      -------------------------------------------------------------------------------
     EARNINGS           10          15          20          25          30          35          40
-------------------   -------    --------    --------    --------    --------    --------    --------

$100,000...........   $13,700    $ 20,500    $ 27,400    $ 34,200    $ 41,000    $ 47,900    $ 54,700
 200,000...........    28,700      43,000      57,400      71,700      86,000     100,400     114,700
 300,000...........    43,700      65,500      87,400     109,200     131,000     152,900     174,700
 400,000...........    58,700      88,000     117,400     146,700     176,000     205,400     234,700
 500,000...........    73,700     110,500     147,400     184,200     221,000     257,900     294,700
 600,000...........    88,700     133,000     177,400     221,700     266,000     310,400     354,700

     The calculation of the amounts shown above assumes that these executives remain in the service of the Company until age 65, that the retirement programs are continued in their present form and that each of them receives the benefits in the form of a single life annuity. As of December 25, 1996, Messrs. Boyden and Thorburn were each credited with two years, Mr. Mathew credited with one year, and Mr. Brown credited with 25 years, of vested service under the Retirement Plan.

SEVERANCE ARRANGEMENTS

     The individuals named in the Summary Compensation Table and six other executive officers have executed individual severance agreements with the Company. Each agreement provides that if, during the thirty month period following a change in control of the Company or Union Camp, the Company terminates the executive's employment without 'cause' (other than for 'disability') or the executive terminates his employment for 'good reason' (as such terms are defined in the severance agreements), the executive will receive from the Company as a severance benefit a lump sum payment equal to two and one-half times the sum of such executive's annual salary and two and one-half times the amount of his 'normal bonus opportunity' (as such term is defined in the severance agreements). An executive officer would also be entitled to continue to receive certain welfare insurance benefits for thirty months. The Company will also make an additional payment to the executive to ensure that the components of the severance benefit described above that are multiples of salary and bonus will not be subject to net reduction due to the imposition of excise taxes under section 4999 of the Code. The individual severance agreements provide for the distribution to the executives of their benefits under the Company's Supplemental Retirement Plan promptly following both a change in control of the Company or Union Camp and termination, as noted above.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The discussion set forth below includes summaries of significant terms of various agreements between the Company and Union Camp and between the Company and certain of the Company's officers and directors.

EMPLOYMENT CONTRACTS

     The Company and Mr. Boyden have entered into an employment agreement setting forth the terms and conditions of Mr. Boyden's employment as President and Chief Executive Officer of the Company. Although Mr. Boyden's employment is at will, the agreement provides that if Mr. Boyden's employment is terminated during the three year period starting May 1, 1994 (other than for voluntary resignation, retirement, death or disability) he shall receive twenty-four months salary in lieu of notice. As partial consideration for Messrs. Dunsdon, Mathew, Wright (Vice President, Commerce and Technology) and Thorburn's acceptance of positions requiring relocation to the United States, the Company agreed that if their employment is terminated during the initial three years after relocation (other than for voluntary resignation, retirement, death or disability) they shall receive six months salary (twelve months for Mr. Dunsdon) in lieu of notice.

TRANSACTIONS WITH PRINCIPAL STOCKHOLDER

     The Company and Union Camp have entered into various agreements described below which provide for the transition of the Company from a wholly-owned subsidiary of Union Camp to a public company and which governs certain ongoing relationships between the Company and Union Camp.

     Services Agreement. Prior to the initial public offering of the Company's common stock, Union Camp provided to the Company certain administrative services, including treasury activities, employee benefit administration, human resource administration, environmental, tax, risk management, legal, accounting, safety and health administration, transportation logistics, corporate communication and research and development activities. The Company has entered into a Services Agreement with Union Camp under which Union Camp will agree to continue to make these services available to the Company for a minimum of one year. Union Camp or BBA may terminate any or all of the services covered by the Services Agreement upon ninety days prior written notice, except for research and development services which will require two years prior written notice. The obligations of Union Camp under the Services Agreement will be subject to the reasonable demands and requirements of the Company's ongoing operations. Union Camp may provide for independent subcontractors to perform the work if it is unable to do so itself. The rates charged by Union Camp to the Company approximate the fair market value of the services to be provided by the Company. None of these services agreements have been terminated through the end of 1996.

     Technology Agreement. Union Camp and BBA have each granted (or caused one or more of their subsidiaries to grant) to each other an irrevocable, non-exclusive, royalty-free license to use their respective patents, patent applications, know-how and trademarks that are used or useful in their respective businesses.

     Supply Agreement. The Company and Union Camp have entered into a Supply Agreement relating to the terms and conditions pursuant to which the Company will purchase turpentine from Union Camp as well as the procurement of turpentine by Union Camp from other sources for sale to the Company, in each case at approximately fair market value.

     Tax Allocation Agreement. The Company has entered into a tax allocation agreement with Union Camp. Under terms of this agreement Union Camp and the Company agree to mutually indemnify each other against potential claims, assessments or adjustments made by any taxing authority with respect to any tax position taken by the Company or Union Camp for periods prior to the initial public offering of the Company's common stock.

     Cross-Indemnification Agreement. The Company and Union Camp have entered into an agreement whereby each party will indemnify the other party against liabilities relating to the business of the indemnifying party as it has been conducted prior to the initial public offering of the Company's common stock, including Union Camp's agreement to indemnify the Company against all liabilities relating to the operations and business of the Company's Jacksonville facility at any time up to and including December 31, 1986, after which date the Jacksonville facility was operated as part of BBA.

     Registration Rights Agreement. The Company and Union Camp have entered into a Registration Rights Agreement pursuant to which the Company has granted certain registration rights to Union Camp and certain of its affiliates with respect to the shares of common stock of the Company owned by Union Camp or acquired by any such affiliate from Union Camp following the public offering of Company common stock. In the event that the Company proposes to register any of its shares of common stock for sale under the Securities Act of 1933, as amended (the 'Securities Act'), Union Camp is entitled to require the Company to include all or a portion of the shares of common stock of the Company held by Union Camp or its affiliates, subject to the restrictions set forth in the Registration Rights Agreement. Union Camp also has the right to require that the Company register all or a portion of the common stock of the Company held by Union Camp or its affiliates for sale under the Securities Act three times, subject to the terms of the Registration Rights Agreement. The Company's obligations are subject to limitations relating to a minimum number of shares of common stock of the Company required for any such registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incidental to any such registration, excluding underwriters' discounts and certain legal fees and expenses. The Company has agreed to indemnify Union Camp for certain liabilities, including liabilities under the Securities Act, in connection with any such registration. Under the Registration Rights Agreement, Union Camp and certain of its affiliates have the right to transfer their respective rights to a transferee other than pursuant to a public offering.

      PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Price Waterhouse  LLP  has been  recommended  by the  Audit  Committee  and
appointed   by  the  Board   of  Directors,  subject   to  ratification  by  the
stockholders, to make an examination of the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 25, 1997 and the related consolidated statements of income and cash flows for the year ended December 25, 1997, and for such other purposes incidental thereto as may be required. Price Waterhouse LLP has been the Company's independent accountants since it became a public company in May 1994 and, prior to that, since its acquisition by Union Camp in 1982.

     The Company expects that a representative of Price Waterhouse LLP will be present at the meeting and will be available to respond to appropriate questions from stockholders. The representative from Price Waterhouse LLP will have an opportunity to make a statement at the meeting if he so desires.

                                 OTHER MATTERS

     The Board of Directors has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. The Company's bylaws provide that stockholders who wish to propose the transaction of any business at the annual meeting must give the Company's Secretary written notice of such intent containing the information required by the bylaws at least sixty
(60) days in advance of the day established by the bylaws as the date of the annual meeting (the first Wednesday in May). However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder for presentation at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Company not later than November 22, 1997 for inclusion in the Company's 1998 Proxy Statement and Proxy.

                                    EXPENSES

     All expenses in connection with solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies in person and by telephone and other means of telecommunication. The Company will reimburse brokers and other nominees for their expenses in forwarding soliciting materials to beneficial owners of the stock held of record by such persons.

                                          By Order of the Board of Directors
                                          DENNIS M. MEANY
                                          Secretary

March 22, 1997

                             STATEMENT OF DIFFERENCES
                             ------------------------

       The British pound sterling sign shall be expressed as ........ `L'

                                    APPENDIX 1
          [        ]

             THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE "FOR" ITEMS 1 AND 2.

(1) Election of Directors  FOR all nominees      WITHHOLD  AUTHORITY to vote
                           listed  below   [X]   for all nominees listed below [X]     *EXCEPTIONS [X]

    Nominees: P.L. Acton, J.W. Boyden, T.R. Crane, Jr., L.R. Pfund, J.M. Reed,
              G.J. Sella, Jr., W.H. Trice

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

    *Exceptions_________________________________________________________________

(2) Ratification of appointment of independent accountants.

                                                       Change of Address and
    FOR [X]        AGAINST [X]        ABSTAIN [X]      or Comments Mark Here [X]




                                          Please  sign  exactly  as  your  names
                                          appear.  If Executor,  Trustee,  etc.,
                                          give   full   title.   If   stock   is
                                          registered  in two names,  both should
                                          sign.

                                          Dated:__________________________, 1997

                                          ______________________________________
                                                      Signature(s)

                                          ______________________________________
                                                      Signature(s)

PLEASE SIGN, DATE AND RETURN THE PROXY CARD       VOTES MUST BE INDICATED
PROMPTLY USING THE ENCLOSED ENVELOPE.           (X) IN BLACK OR BLUE INK. [X]

[LOGO]

                             BUSH BOAKE ALLEN INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                   ANNUAL MEETING OF STOCKHOLDERS MAY 7, 1997

    The undersigned hereby appoints JULIAN W. BOYDEN, FRED W. BROWN, JR. and DENNIS M. MEANY, and each of them, proxies, with power of substitution and revocation, to vote all Common Stock of BUSH BOAKE ALLEN INC. standing in the name of the undersigned at the annual meeting of stockholders of said corporation at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, N.J. on Wednesday, May 7, 1997 at 11:00 A.M., and any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon and in respect of the following matters and in their discretion for the transaction of such other business as may properly come before the meeting; all as set forth in the Proxy Statement dated March 22, 1997.

    SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE RATIFICATION OF INDEPENDENT ACCOUNTANTS, ALL AS REFERRED TO ON THE REVERSE SIDE.

                             (Continued, and to be SIGNED on the  reverse side.)

                                          BUSH BOAKE ALLEN INC.
                                          P.O. BOX 11330
                                          NEW YORK, N.Y. 10203-0330